                                                                    Exhibit 4.24


                            NATURAL RESOURCES CANADA

                    EFFICIENCY AND ALTERNATIVE ENERGY PROGRAM
               AMENDMENT NO. 1 TO THE CONTRIBUTION AGREEMENT BETWEEN
                       CANADA AND HYDROGENICS CORPORATION

                           THIS AMENDING AGREEMENT is made in duplicate

BETWEEN:

         HER MAJESTY THE QUEEN IN RIGHT OF CANADA ("CANADA"), represented by the Minister of Natural Resources Canada,
AND

         HYDROGENICS CORPORATION, incorporated under the laws in CANADA, (the "PROPONENT").


         WHEREAS Canada wishes to encourage the adoption of energy efficiency and renewable energy technologies in all sectors of the Canadian economy and has established the Efficiency and Alternative Energy Program for this purpose;

         WHEREAS Canada and the Proponent entered into an Agreement on January 10, 2001;

         AND WHEREAS Canada and the proponent wish to amend this Agreement;

         NOW, THEREFORE, Canada and the Proponent agree as follows:

1. Under SECTION 1.1, "ELIGIBLE COSTS" March 31, 2002 to April 15, 2003; change Schedule B TO SCHEDULE B REVISED.

2. Under "CONDUCT OF PROJECT", SECTION 3.2, change MARCH 31, 2002 TO March 31, 2003.

3.  Under "CONTRIBUTIONS", SECTION 4.4, change April 15, 2002 to APRIL 15,
    2003.

4.  Replace SCHEDULE A with SCHEDULE A REVISED (ATTACHED).

5.  Replace SCHEDULE B with SCHEDULE B REVISED (ATTACHED).

6.  Replace SCHEDULE C with SCHEDULE C REVISED (ATTACHED).

7. ALL OTHER TERMS AND CONDITIONS OF THE AGREEMENT REMAIN IN FULL FORCE AND EFFECT.

IN WITNESS WHEREOF this Amending Agreement has been executed on behalf of HER MAJESTY THE QUEEN IN RIGHT OF CANADA by an officer duly authorized by the Minister of Natural Resources and by the PROPONENT, by an officer duly authorized in that behalf.


                            HER MAJESTY THE QUEEN IN RIGHT OF CANADA


14 May 01                   /s/ N.R. Beck
-------------------         -----------------------------------------
Date                        N.R. Beck, Chief
                            Transportation Energy Technology
                            CETC/Energy Technology Branch

                            HYDROGENICS CORPORATION

                            /s/ Pierre Rivard
-------------------         -----------------------------------------
Date                        Pierre Rivard, President & CEO

                               SCHEDULE A REVISED

                                STATEMENT OF WORK

BACKGROUND:

The Proponent has already developed a number of fuel cell electric generators. Furthermore, the Proponent has been very successful in developing and marketing a series of Automatic Fuel Cell Test Stations, which are considered by many the best on the market today. As a rest, the Proponent has relevant expertise to undertake the Project.

OBJECTIVE/PURPOSE:

Hydrogenics Corporation (the Company) intends to pursue commercial market opportunities for fuel cell power generation and hydrogen production. It is important that Canadian firms such as Hydrogenics respond authoritatively, to capture an early position in this evanescent window of opportunity, possibly the first mass market for fuel cells and for hydrogen energy.

DESCRIPTION/SCOPE:

The Proponent will engage in the development of an 50kW clean power electrical generator employing Proton Exchange Membrane (PEM) fuel cell technology (the Project). The following Tasks will be undertaken:

l. Design and construct a 10kW Proton Exchange Membrane Fuel Cell (PEMFC) Auxiliary Power Unit (APU) in order to assess the technology on a more economical scale. The APU will contain the following major components:

     a)   a natural gas reformer fully integrated into the APU;

     b)   a PEMFC stack of 10kW;

     c)   a sub-scale form factor;

     d)   power conditioning unit (inverter)

2. Design and construct a 50kW PEMFC Prototype Electric Generator capable of 50kW of power @100VDC.

3. Design, construct and test a natural gas reformer integrated into the 50kW prototype generator.

4. Design, construct and test an embedded micro-computer supervisory data acquisition and control unit.

5. Design, construct and test a power conditioning unit to home grid standards.

6. Design, construct and test a heat recovery system connected to the hot water tank.

7. Make necessary adjustments and redesigns on all components as dictated by the test results.

8. Construct and test at least one Advanced Prototype Electric Generator capable of producing 50kW of power.

BENEFITS:

The proposed system will be adapted to existing fuel, targeting a cumulative 10-year GHG (Green House Gas) reduction potential of 3.3 MT (Megatonnes) of CO2 Equivalent in Canada. The potential for job and wealth creation in Canada is also substantial. Research and Development jobs will be created immediately as a result of this Project.
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                               SCHEDULE B REVISED

     ELIGIBLE COST

     Subject to the terms and conditions of this Agreement, the Proponent shall be reimbursed for Eligible Costs paid following successful completion of Project requirements. Canada shall pay an amount equal to the lesser of the dollar or percentage amount of the Eligible Costs of the Project as indicated below. Eligible Costs shall be approved in accordance with Treasury Board Guidelines associated with the execution of the various Tasks as described in Schedule A. The reimbursable Provincial Sales Tax and the Goods and Services Tax costs must be net of any tax rebate to which the Proponent is entitled.


    TOTAL ELIGIBLE COSTS                                        $6,000,000

    CONTRIBUTORS:                          $                             %

CANADA*                                2,000,000                         33
PROPONENT                              4,000,000                         67

* The Canada contribution will be allocated by fiscal year (FY) as follows:
          FY 2000/2001 = $500,000; FY 2001/2002 = $1,500,000.

ELIGIBLE COSTS:

1.   Labour at government approved rates.

2.   Materials and Supplies

3.   Charges for the use of special facilities

4. Travel with prior approval from the Scientific Authority and under Treasury Board Guidelines

5.   Subcontracts

NON-ELIGIBLE COSTS:

1.   Property Taxes

2.   Purchase of Land

                               SCHEDULE C REVISED

                                    REPORTS

1.1  TECHNICAL REPORTS

The Proponent shall submit quarterly Progress Reports within two weeks of the ending of the quarter in question. The Proponent shall also submit a Draft Final Report ON OR BEFORE MARCH 31, 2003. The Final Report shall contain any revisions requested by the Minister. The Final Report shall be submitted ON OR BEFORE MAY 31, 2003. These reports shall be to the satisfaction of the Minister and shall describe in detail how Canada's contribution was utilized. The Proponent shall deliver FIVE COPIES OF THE FINAL REPORT.

1.2  REVENUE REPORTS AND PAYMENTS

The Proponent shall provide to the Minister not later than 30 days after the end of March and September in each calendar year, for the period of the payment obligation described in ARTICLE 6.2 of this Agreement, a complete and accurate report (including nil reports) of any Revenue received by the Proponent and shall include any payments due to Canada. The reports shall:

          (a)  contain a statement of the Revenue received by the Proponent;

          (b) include a computation of any share of the Revenue, if any, due and payable to Canada; and

          (c) be certified as correct by the Treasurer or some other senior officer of the Proponent.

2. TECHNICAL REVIEW MEETINGS

   The Proponent shall organize and hold semiannual Progress Review Meetings on a date suitable to the Minister's representative and any key stakeholders.

3. MAJOR DELIVERABLES

   a) One 10kW Auxiliary Power Unit based on natural gas as the source of hydrogen.

   b) A Prototype 50kW Commercial Site Energy Unit, based on natural gas as the source of hydrogen.

   c) An Advanced Prototype 50kW Commercial Site Energy Unit, based on natural gas as the source of hydrogen.